Exhibit 10.45

[EXECUTIVE OFFICER]
c/o Alpha and Omega Semiconductor Incorporated
475 Oakmead Parkway
Sunnyvale, CA 94085

[DATE]

Dear [EXECUTIVE OFFICER]:
We are pleased to inform you that the Company’s Board of Directors has approved a new severance benefit program for you. The purpose of this letter agreement (this “Agreement”) is to set forth the terms and conditions of your severance benefits and to explain certain limitations that may govern their overall value or payment.
Your severance package will become payable should your employment terminate under certain circumstances prior to or following certain changes in ownership or control of the Company. To understand the full scope of your benefits, you should familiarize yourself with the definitional provisions of Part One of this Agreement. The benefits comprising your severance package are detailed in Parts Two and Three, and the dollar limitations on the overall value of your benefit package and other applicable restrictions are specified in Parts Four and Five.

PART ONE – DEFINITIONS
For purposes of this Agreement, the following definitions shall be in effect:
Board means the Company’s Board of Directors.
Change in Control means a change in control of the Company effected through any of the following transactions:
(i)a merger, consolidation or other reorganization approved by the Company’s shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor Company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or

(ii)a shareholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company, or
(iii)the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders, or
(iv)a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.
Change in Control Severance Period means the period commencing with the Company’s execution of the definitive agreement for a Change in Control transaction and continuing until the end of the twelve (12)-month period measured from the closing date of that Change in Control.
Code means the Internal Revenue Code of 1986, as amended.
Common Share means the Company’s common share.
Company means Alpha and Omega Semiconductor Limited, a company incorporated and existing under the laws of the Islands of Bermuda.
Executive means the undersigned executive.
Good Reason means the Executive’s voluntary resignation within ninety (90) days following one or more of the following events that occur without the Executive’s written consent: (A) a material diminution in the Executive’s authority, duties or responsibilities; (B) a material reduction in the Executive’s base compensation, with a reduction of fifteen percent (15%) or more to be deemed material for such purpose; (C) a material relocation of the Executive’s principal place of employment, with a relocation that is more than fifty (50) miles from the location of the Executive’s principal office in Sunnyvale, California to be deemed material for such purpose; or (D) a material breach by the Company of any of its obligations under this Agreement; provided, however, that none of the events specified above shall constitute Good Reason unless the Executive first provides written notice to the Company describing the applicable event within thirty (30) days following the occurrence of that event and the Company fails to cure such event within thirty (30) days after receipt of such written notice.
Involuntary Termination means (i) the Company’s termination of the Executive’s employment for any reason other than a Termination for Cause or (ii) the Executive’s voluntary resignation for Good Reason.
1934 Act shall mean the U.S. Securities Exchange Act of 1934, as amended.
Plan means (i) the Company’s 2009 Share Option/Share Issuance Plan, as amended or restated from time to time, (ii) the Company’s 2018 Omnibus Incentive Plan, as amended or restated from time to time and (iii) any successor stock incentive plan subsequently implemented by the Company.
Separation from Service means the Executive’s cessation of Employee (as described below) status and shall be deemed to occur at such time as the level of the bona fide services the Executive is to perform in Employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered in Employee status during the immediately preceding thirty-six (36) months (or such shorter period for which the Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. For purposes of determining whether the Executive has incurred a Separation from Service, the Executive will be deemed to continue in “Employee” status for so long as the Executive remains in the employ of one or more members of the Employer Group (as defined below), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Company and any other corporation or business controlled by, controlling or under common control with, the Company as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive is provided with a right to reemployment with the Company by either statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform Executive’s duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Executive is not provided with a right to reemployment by either statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.
Termination for Cause means the termination of the Executive’s employment due to (i) the commission of any act of fraud, embezzlement or dishonesty by the Executive or Executive’s conviction of a felony, (ii) any unauthorized use or disclosure by the Executive of confidential information or trade secrets of the Company (or any parent or subsidiary), (iii) any other misconduct by the Executive adversely affecting the business or affairs of the Company in a material manner, (iv) the Executive’s failure to cure any breach of Executive’s obligations under this Agreement or Executive’s Proprietary Information and Inventions Agreement with the Company after written notice of such breach from the Company and a reasonable cure period of at least thirty (30) days or (v) the Executive’s breach of any of Executive’s fiduciary duties as an officer or director of the Company. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as grounds for the dismissal or discharge of the Executive or any other individual in the service of the Company (or any parent or subsidiary), but a dismissal for such other acts or omissions shall not constitute a Termination for Cause for purposes of this Agreement unless otherwise described above.

PART TWO - NORMAL SEVERANCE BENEFITS
1.Entitlement. Should the Company terminate the Executive’s employment (other than a Termination for Cause) at any time other than during the Change in Control Severance Period, then the Executive shall become entitled to receive the payments and benefits set forth in Paragraph 2, subject to the Executive’s compliance with the following requirement:
•The Executive shall, within twenty-one (21) days (or such longer period as required by law) following the date of the Executive’s termination execute and deliver to the Company a general release (“Release”) in the form attached hereto as Exhibit A, which becomes effective in accordance with applicable law following the expiration of the applicable revocation period. This requirement shall hereinafter be referred to as the “Release Condition”.
The payments and benefits provided under this Part Two shall be in lieu of any other severance benefits to which the Executive might otherwise, by reason of the termination of the Executive’s employment, be entitled under any other severance plan, program or arrangement of the Company.
2.Severance Payments. The severance payments and benefits which the Executive shall receive under this Part Two shall consist of the following:
A.Salary Continuation Payments. The Executive shall be eligible to receive continued payment of the Executive’s then-current base salary for a period of six (6) months. The first such payment shall be made on the sixtieth (60th) day following the date of the Executive’s Separation from Service provided the Release is effective, and subsequent payments will be made in accordance with the Company’s normal payroll schedule for salaried employees.
B.Health Care Coverage. Provided the Executive and the Executive’s and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company shall provide continued medical care coverage for the Executive, the Executive’s spouse and eligible dependents until the earlier of (i) the expiration of the six (6)-month period measured from the first day of the calendar month following the calendar month in which the Executive’s Involuntary Termination occurs or (ii) the first date on which the Executive and the Executive’s eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional medical care coverage to which the Executive and the Executive’s spouse and dependents may be entitled under COBRA following the period of such Company-paid coverage shall be at the Executive’s sole cost and expense.
3.No Vesting Acceleration. All vesting of the Executive’s outstanding options and other equity awards granted under the Plan shall cease at the time of the Executive’s termination, and the Executive shall not have more than the period of time specified in the applicable option agreement in which to exercise those outstanding options following such termination for any Common Shares which are vested and exercisable at the time of such termination.
PART THREE - CHANGE IN CONTROL SEVERANCE BENEFITS
4.Entitlement. Should the Executive’s employment terminate by reason of an Involuntary Termination within the Change in Control Severance Period, then the Executive shall become entitled to receive the payments and benefits set forth in Paragraph 5, subject to the Executive’s compliance with the Release Condition.
The payments and benefits provided under this Part Three shall be in lieu of any other severance benefits to which the Executive might otherwise, by reason of the termination of the Executive’s employment during the Change in Control Severance Period, be entitled under any other severance plan, program or arrangement of the Company.
5.Severance Payments. The severance payments and benefits which the Executive shall receive under this Part Three shall consist of the following:
A.Salary Continuation Payments. The Executive shall be eligible to receive continued payment of the Executive’s then-current base salary for a period of six (6) months. The first such payment shall be made on the sixtieth (60th) day following the date of the Executive’s Separation from Service provided the Release is effective, and subsequent payments will be made in accordance with the Company’s normal payroll schedule for salaried employees.
B.Target Bonus. The Company shall pay the Executive fifty percent (50%) of the Executive’s target bonus for the year of termination. Any bonus payable in accordance with this Paragraph 5.B shall be paid in six (6) equal installments at the same time that salary continuation payments are paid to the Executive under Paragraph 5.A.
C.Health Care Coverage. Provided the Executive and the Executive’s spouse and eligible dependents elect to continue medical care coverage under the Company’s group health care plans pursuant to the applicable COBRA provisions, the Company shall provide continued medical care coverage for the Executive, the Executive’s spouse and eligible dependents until the earlier of (i) the expiration of the six (6)-month period measured from the first day of the calendar month following the calendar month in which the Executive’s Involuntary Termination occurs or (ii) the first date on which the Executive and the Executive’s eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional medical care coverage to which the Executive and the Executive’s spouse and dependents may be entitled under COBRA following the period of such Company-paid coverage shall be at the Executive’s sole cost and expense.
D.Accelerated Vesting. Each outstanding option, restricted share unit award, performance restricted share unit award (other than the market performance share unit awards (“MRSUs”)) and other equity award granted under the Plan held by the Executive at the time of the Executive’s Involuntary Termination and that, following the Change in Control are subject to vesting based solely upon continued service with the Company shall immediately vest in full upon Executive’s Involuntary Termination with respect to the number of Common Shares subject to the award as determined in accordance with the agreement evidencing the award. Any options so accelerated and all other vested options held by the Executive shall remain outstanding until the earlier of (i) the expiration date of the maximum option term or (ii) the expiration of the six (6)-month period following the Executive’s Separation from Service. The Common Shares underlying any restricted share unit and performance restricted share unit awards that vest under this subparagraph 5.D shall be issued on the date of the Executive’s Separation from Service or as soon as reasonably practicable thereafter, but in no event later than the end of the calendar year in which the Executive’s termination date occurs. The treatment of any MRSUs granted to the Executive will be in accordance with the terms of the agreement evidencing the award.
PART FOUR - LIMITATION ON BENEFITS
6.No Duplication of Benefits. In no event shall the Executive be entitled to severance benefits under both Parts Two and Three of this Agreement.
7.Benefit Limit. The benefit limitations of this Part Four shall be applicable in the event the Executive receives any benefits under this Agreement which are deemed to constitute parachute payments under Code Section 280G.
In the event that any payments or benefits to which the Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments and benefits will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments and benefits which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to the Executive under this Agreement (or on any other benefits to which the Executive may be entitled in connection with any change in control or ownership of the Company or the subsequent termination of the Executive’s employment with the Company) under Code Section 4999.
Should a reduction in benefits be required to satisfy the benefit limit of this Paragraph 7, then payments under Part Three of this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive.
8.Restrictive Covenants. For the entire period during which the Executive is entitled to severance payments under Part Two or Part Three of this Agreement, the Executive shall not:

(i)anywhere in the United States render any services or provide any advice, assistance or support to any Competing Business, whether as an employee, agent, representative, consultant, partner, officer, director or stockholder or in any other capacity; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which may constitute a Competing Business hereunder;
(ii)contact, solicit or call upon any customer or supplier of the Company on behalf of any person or entity other than the Company for the purpose of selling any products or providing or performing any services of the type normally sold, provided or performed by the Company;
(iii)induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with the Company; or
(iv)encourage or solicit any of the Company’s employees to leave the Company’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its employees.
For purposes of this Agreement, a Competing Business means any business which is or, to the best of the Executive’s knowledge, is expected to become, competitive with the business or any contemplated business of the Company, or any direct or indirect subsidiaries of the Company or any of their affiliates.
9.Cessation of Benefits. In the event of a material breach by the Executive of any of the Executive’s obligations under Paragraph 8 of this Agreement or any of the Executive’s obligations under the Executive’s Proprietary Information and Inventions Agreement with the Company, the Executive shall cease to be entitled to any further payments or benefits under Part Two or Part Three of this Agreement as applicable.
PART FIVE - MISCELLANEOUS PROVISIONS
10.Section 409A.
A.It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment.
B.Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under Part Two and Part Three of this Agreement shall be made or paid to the Executive prior to the earlier of (A) the expiration of the 6-month period measured from the date of the Executive’s Separation from Service or (B) the date of the Executive’s death, if the Executive is deemed at the time of such Separation from Service a “specified employee” within the meaning of that term under Section 409A of the code and the Treasury Regulations thereunder and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Paragraph 10(B) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.
11.Employment at Will. The Executive’s employment with the Company shall remain at will. Nothing in this Agreement is intended to provide the Executive with any right to continue in the employ of the Company (or any affiliate) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any affiliate) or the Executive, which rights are hereby expressly reserved by each, to terminate the Executive’s employment at any time for any reason or for no reason.
12.Other Termination. The Executive shall not be entitled to receive any severance payments or benefits if there is a Termination for Cause or the Executive’s employment with the Company ends due to death, disability, retirement or voluntary termination (other than as specified in Part Three). Upon any such termination, the Company shall only be required to pay the Executive (i) any unpaid compensation earned for services rendered through the date of such termination and (ii) the value of any accrued but unpaid vacation benefits or sick days, and no benefits will be payable under Part Two or Part Three of this Agreement. In addition, all vesting in the Executive’s outstanding options and other equity awards, if any, shall cease at the time of such termination, and the Executive shall not have more than the period of time specified in the applicable option agreement for each option in which to exercise that option following such termination of employment for the Company’s Common Shares which are vested and exercisable at the time of such termination.
13.Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company’s assets (whether or not such transaction constitutes a Change in Control), and (ii) the

Executive, the personal representative of the Executive’s estate and the Executive’s heirs and legatees.
14.General Creditor Status. The benefits to which the Executive may become entitled under Part Two or Part Three of this Agreement shall be paid, when due, from the Company’s general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, the Executive’s right (or the right of the executors or administrators of the Executive’s estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.
15.Governing Documents. This Agreement, together with (i) the agreements evidencing the Executive’s currently outstanding options and other equity awards and any future option grants or other equity awards under the Plan and (ii) the Executive’s existing Proprietary Information and Inventions Agreement, shall constitute the entire agreement and understanding of the Company and the Executive with respect to the payment of severance benefits to the Executive and shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Company relating to such subject matter. This Agreement may only be amended by a written instrument signed by the Executive and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to the Executive’s severance benefits, other than (i) the agreements evidencing the Executive’s currently outstanding options or other equity awards under the Plan and (ii) the Executive’s existing Proprietary Information and Inventions Agreement, are hereby terminated and cancelled in their entirety and are of no further force or effect.
16.Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.
17.Arbitration.

A.Each party agrees that any and all disputes which arise out of or relate to the Executive’s employment, the termination of the Executive’s employment or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and Company expressly waive all rights to have such disputes resolved through trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with the Company or its termination.
B.Arbitration shall be held in Santa Clara County, California and conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (available at www.adr.org) (“AAA Rules”), provided, however, that the arbitrator shall allow the discovery authorized by California Code of Civil Procedure section 1282, et seq., or any other discovery required by applicable law in arbitration proceedings. To the extent that any of the AAA Rules conflict with applicable law, the arbitration procedures required by applicable law shall govern.
C.During the course of the arbitration, the Company will pay the arbitrator’s fee and any other type of expense or cost that the Executive would not otherwise be required to bear if Executive were free to bring the dispute or claim in court and any other expense or cost that is unique to arbitration. The Company and the Executive shall each bear its or his own respective attorneys’ fees incurred in connection with the arbitration.
D.The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.
18.Legal Representation. The Executive acknowledges that the Executive has had the right to consult with counsel and is fully aware of the Executive’s rights and obligations under this Agreement.
19.Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

20.Taxes. Notwithstanding any other provision of this Agreement, the Company shall, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Executive hereunder.

IN WITNESS WHEREOF, the parties have executed this Retention Agreement as of the day and year written above.
ALPHA AND OMEGA SEMICONDUCTOR     LIMITED
By:
Name: Mike F. Chang
Title: Chief Executive Officer
EXECUTIVE

Signature:
Name:

EXHIBIT A

FORM OF GENERAL RELEASE

THIS DOCUMENT IS INTENDED AS A FORM OF THE GENERAL SETTLEMENT AND RELEASE. PURSUANT TO PARAGRAPH 1 AND PARAGRAPH 4 OF THE AGREEMENT, EXECUTION OF A RELEASE, IN SUBSTANTIALLY THE SAME FORM AS THIS EXHIBIT A IS A CONDITION FOR EXECUTIVE’S RECEIPT OF CERTAIN BENEFITS PURSUANT TO PARAGRAPH 2 AND PARAGRAPH 5. THE FORM MUST BE FINALIZED BY ALPHA AND OMEGA SEMICONDUCTOR LIMITED PRIOR TO EXECUTION.

GENERAL SETTLEMENT AND RELEASE AGREEMENT
    This General Settlement and Release Agreement (the “Agreement”) is by and between Alpha and Omega Semiconductor Limited, for itself and for all of its affiliated, related, parent and direct and indirect subsidiary companies, joint venturers and partnerships, successors and permitted assigns and each of them (collectively, “AOS”), on the one hand, and __________________, for himself, and his agents, representatives, heirs and assigns (“Executive”), on the other hand.
1.Payments.    In full and complete consideration for Executive’s promises and undertaking set forth in this Agreement, following the eighth (8th) day following receipt by AOS of a fully executed Agreement from Executive, AOS will provide Executive the consideration, if any, to which Executive is entitled pursuant to the letter agreement between the parties, dated ________, ____ (the “Letter Agreement”), at the times specified in Paragraph 2 or Paragraph 5 (as applicable) of the Letter Agreement unless the signature on this Agreement is revoked pursuant to Paragraph 7 below.
2.Release of Known and Unknown Claims.
(a)It is understood and agreed by the parties to this Agreement that in consideration of the mutual promises and covenants contained in this Agreement, and after consultation with counsel, Executive irrevocably and unconditionally releases and forever discharges AOS and its past and present parents, subsidiaries, divisions, affiliated entities, funds, partners, employee benefit plans, pension plans, successors, and assigns, and all of its and their collective past and present officers, trustees, agents, attorneys, employees, directors, fiduciaries, administrators, partners, ventures, and assigns, whether acting as agents for AOS or in their individual capacities (collectively with AOS, the “Released Parties”) from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which Executive may have against AOS or any of the Released Parties, or any of them, by reason of or arising out of, touching upon or concerning Executive’s employment, separation of Executive’s employment and reapplication for employment with AOS, or any statutory claims, or any and all other matters of whatever kind, nature or description, whether known or unknown, occurring prior to the date of the execution of this Agreement. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; sexual assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; defamation; unlawful effort to prevent employment; discrimination or harassment on the basis of age, race, color, sex, national origin, ancestry, religion, disability, handicap, medical condition or marital status; any claim under: Title VII, ADA, ADEA OWBPA, FMLA, COBRA, OSHA, ERISA, IRC, FEHA, CalOsha, or any other wrongful conduct, based upon events occurring prior to the date that this Agreement is executed by Executive. Notwithstanding anything to the contrary herein, this Agreement shall not release

Executive’s right, if any, to indemnification pursuant to the Company’s Bylaws or insurance policies, for any claims arising out of Executive’s conduct as an employee or officer of the Company during Executive’s employment.
(b)Executive represents and warrants that Executive has not assigned or subrogated any of Executive’s rights, claims or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claims on Executive’s behalf, and Executive agrees to indemnify and hold harmless AOS and each of the Released Parties against any assignment of said rights, claims and/or causes of action.
3.Waiver of Unknown Claims.
(a)Executive does hereby expressly waive and relinquish all rights and benefits afforded to Executive under law, and does so understanding and acknowledging the significance and consequences of such a waiver.
(b)Releases of Unknown Claims/Waiver of Civil Code Section 1542. The parties agree that this Agreement is a full and final release of any and all claims and Executive expressly waives the benefit of Section 1542 of the California Civil Code, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(c)Executive acknowledges and understands that Executive is being represented in this matter by counsel, and acknowledges that Executive is not required to release unknown claims but that Executive expressly acknowledges and agrees that this Agreement is also intended to include in its effect, without limitation, all such claims which Executive does not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.
(d)Executive acknowledges and agrees that Executive may later discover facts different from or in addition to those Executive now knows or believes to be true in entering into this Agreement. Executive agrees to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agrees that this Agreement shall remain effective regardless of such additional or different facts. Executive further acknowledges and agrees that neither AOS nor any of the other Released Parties had any duty to disclose any fact to Executive prior to the execution of this Agreement.
4.Non-Admission of Liability. Executive expressly recognizes that this Agreement shall not in any way be construed as an admission by AOS or any of the other Released Parties of any unlawful or wrongful acts whatsoever against Executive or any other person or entity. AOS and each of the Released Parties expressly denies any violation of any policy or procedure, or of any state or federal law or regulation. AOS and each of the Released Parties also specifically denies any liability to or wrongful acts against Executive, or any other person, on the part of themselves or any other employees or agents of AOS. This Agreement shall not be admissible in any proceeding as evidence of or any admission by AOS of any violation of any law or regulation or wrongful act. This Agreement may, however, be introduced in any proceeding to enforce this Agreement.
5.No Filing of Claims. Executive specifically represents that Executive has no pending complaints or charges against AOS or any of the other Released Parties with any state or federal court or any local, state or federal agency, division or department based on any events occurring prior to the date of execution of this Agreement.
6.Advice of Counsel. Executive acknowledges that Executive has been given twenty-one days (21) to seek the advice of counsel and to consider the effects of this Agreement upon Executive’s legal rights (the “Consideration Period”). To the extent that Executive has signed the Agreement without obtaining the advice of counsel or before expiration of the Consideration Period, Executive acknowledges that Executive has done so voluntarily with a full understanding of the Agreement and its effect upon Executive’s legal rights. Any discussion between Executive and AOS or any of the Released Parties concerning the terms and conditions of this Agreement does not extend the Consideration Period.
7.Revocation Period. Executive acknowledges that Executive has been informed that, after Executive signs this Agreement, Executive has the right to revoke Executive’s signature for a period of seven days (7) from the date that Executive signs the Agreement. To be effective, the revocation must be in writing, signed by Executive, and delivered to Vice President of Human Resources at 475 Oakmead Parkway, Sunnyvale, California 94085 before the close of business on the seventh day (7th) day following the date Executive signs this Agreement. Executive acknowledges and agrees that AOS has no obligation to comply with the terms of this Agreement until the Revocation Period has expired without revocation.
8.Confidentiality. Executive consents and agrees that Executive will not, at any time, disclose the existence of this Agreement, the terms of Executive’s severance benefits and/or the alleged facts or circumstances giving rise to any actual or alleged claims or the Action to any person, firm, Company, association, or entity or the press or media for any reason or purpose whatsoever, other than to Executive’s attorney, Executive’s immediate family and to Executive’s accountant or financial advisor for tax purposes. If Executive is served with any subpoena, court order, or other legal process seeking disclosure of any such information, Executive shall promptly send to AOS, within fortyeight (48) hours, via facsimile at (408) 830 9749, such subpoena, court order, or other legal process so that AOS may exercise any applicable legal remedies. Executive agrees and acknowledges that a violation of this paragraph by Executive shall be a material breach of this Agreement.
9.Delivery of Documents. Executive represents and warrants that Executive has not removed any documents, records or other information, including any such documents, records or information that are or were electronically stored, from the premises of AOS. Executive acknowledges that such documents, records and other information are the exclusive property of AOS or its subsidiaries or affiliates.
10.Remedies For Breach Of This Agreement.
(a)Injunctive Relief. In the event of a breach of the provisions of this Agreement, Executive agrees that any remedy at law for any breach or threatened breach of the provisions of such paragraphs and the covenants set forth therein, will be inadequate and, accordingly, each party hereby stipulates that the other is entitled to obtain injunctive relief for any such breaches or threatened breaches (without the necessity of posting a bond). The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.
(b)Remedies Cumulative. The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.
(c)Governing Law; Consent to Jurisdiction. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of California, without giving effect to conflict of laws principles thereof. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of California. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of California or the United States District Court for the Northern District of California for any litigation, proceeding or action arising out of or relating to this Agreement (and agrees not to commence any litigation, proceeding or action relating thereto except in such courts). Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation, proceeding or action arising out of this agreement or thereby in the courts of the State of California or the United States District Court for the Northern District of California and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation, proceeding or action brought in any such court has been brought in an inconvenient forum.
11.Counsel. The parties hereby acknowledge that they have had the reasonable opportunity to consult with attorneys of their own choice concerning the terms and conditions of this

Agreement, that they have read and understand this Agreement, that they are fully aware of the contents of this Agreement and that they enter into this agreement freely and knowingly and with a full understanding of its legal effect.
12.Entire Agreement. This is the entire agreement between Executive and AOS with respect to the subject matter hereof and the Agreement supersedes any previous negotiations, agreements and understandings. Executive acknowledges that Executive has not relied on any oral or written representations by AOS (or its counsel) or any of the other Released Parties to induce Executive to sign this Agreement, other than the terms of this Agreement. No modifications of this Agreement can be made except in writing signed by Executive and AOS.
13.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully several, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
14.Ambiguities. Attorneys for both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
15.Waiver. No waiver by any party of any breach of any term or provision of this Agreement shall be a waiver of any preceding, concurrent or succeeding breach of this Agreement or of any other term or provision of this Agreement. No waiver shall be binding on the part of, or on behalf of, any other party entering into this Agreement.
16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument,
THE SIGNATORIES HAVE CAREFULLY READ THIS ENTIRE AGREEMENT. ITS CONTENTS HAVE BEEN FULLY EXPLAINED TO THEM BY THEIR ATTORNEYS. THE SIGNATORIES FULLY UNDERSTAND THE FINAL AND BINDING EFFECT OF THIS AGREEMENT. THE ONLY PROMISES MADE TO ANY SIGNATORY ABOUT THIS AGREEMENT, AND TO SIGN THIS AGREEMENT, ARE

CONTAINED IN THIS AGREEMENT. THE SIGNATORIES ARE SIGNING THIS AGREEMENT VOLUNTARILY.

PLEASE READ CAREFULLY.
THIS GENERAL SETTLEMENT AND RELEASE AGREEMENT
INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS

IN WITNESS WHEREOF, the parties have executed this General Settlement and Release Agreement on the dates set forth below.

ALPHA AND OMEGA SEMICONDUCTOR LIMITED: By: Name: Title: Date:
EXECUTIVE: Signature: Name: Date:

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